                                                                   Exhibit 11.01

               Travelers Property Casualty Corp. and Subsidiaries
                        Computation of Earnings Per Share
                   (In millions, except for per share amounts)


                                            Three Months Ended         Six Months Ended
                                                  June 30,                  June 30,
                                              1997       1996          1997          1996
                                           ---------    ------      ----------     -------
Earnings:
     Net income (loss)                     $     276    $ (216)     $      549     $  (118)
     Preferred Dividends:
       7.5% Preferred Stock - Series Z             -        (4)              -          (4)
                                           ---------    ------      ----------     -------
                                           $     276    $ (220)     $      549     $  (122)
                                           =========    ======      ==========     =======

Average shares:
     Common                                    398.5     374.2           399.0       334.3
                                           =========    ======      ==========     =======


Earnings (loss) per share                  $    0.69    $(0.59)     $     1.38     $ (0.36)
                                           =========    ======      ==========     =======


Earnings per common share is computed after recognition of preferred stock dividend requirements and is based on the weighted average number of common shares and common stock equivalents outstanding during the period. For purposes of the computation of earnings per share, the weighted average number of common shares and common stock equivalents was computed by treating the common stock issued within a one-year period prior to the initial filing of the registration statement relating to the initial public offering (IPO) as outstanding for all reported periods. This amount was then reduced by the dilutive effect of such issuances of stock prior to the IPO determined by using the actual proceeds and the number of shares that could have been repurchased using the IPO price as the repurchase price for all periods presented. Fully diluted earnings per common share assuming the dilutive effect of common stock equivalents has not been presented because the effects are not significant.